SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        _______________

                            FORM S-3
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933
                        _______________

                 MILLER BUILDING SYSTEMS, INC.
     (Exact Name of Registrant as Specified in its Charter)


                DELAWARE                                  3448
     (State or Other Jurisdiction             (Primary Standard Industrial
   of Incorporation or Organization)           classification Code Number)


                           36-3228778
                       (I.R.S.  Employer
                      Identification No.)


                   58120 County Road 3 South
                     Elkhart, Indiana 46517
                         (219) 295-1214

(Address and Telephone Number of Registrant's Principal Executive Offices)

                        Edward C.  Craig
             President and Chief Executive Officer
                 Miller Building Systems, Inc.
                   58120 County Road 3 South
                     Elkhart, Indiana 46517
                   Telephone:  (219) 295-1214
                      Fax:  (219) 295-2232

   (Name, Address and Telephone Number of Agent for Service)
        Please address a copy of all communications to:

                        Steven Schwartz
   Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.
               200 N. LaSalle Street, Suite 2100
                    Chicago, Illinois 60601
                  Telephone No:(312) 346-3100
                     Fax No:(312) 621-1750

     Approximate Date of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / X /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                CALCULATION OF REGISTRATION FEE

Title of each class               Proposed Maximum Proposed Maximum  Amount of
of Securities to be Amount to be   Offering Price      Aggregate    Registration
   Registered       Registered      Per Unit (1)    Offering Price       Fee

  Common Stock
($0.01 par value)     227,082          $7.9375        $1,802,463        $532

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                          227,082 SHARES

                 MILLER BUILDING SYSTEMS, INC.

            COMMON STOCK, PAR VALUE $0.01 PER SHARE

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SHARES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     This Prospectus relates to an aggregate of 227,082 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Miller Building Systems, Inc.(the "Company"), a Delaware corporation, being sold by certain stockholders (the "Selling Stockholders") who have acquired such shares in connection with the acquisition of a business by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act") on behalf of the Selling Stockholders.

     The Shares may be distributed from time to time by or for the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly or indirectly to one or more purchasers including pledgees, at market prices prevailing at the time of the sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's prior written consent, by donees of the Selling Stockholders, or other persons acquiring the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to this registration. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock of the Company is listed on the NASDAQ National Market ("NASDAQ") under the trading symbol "MBSI." The last reported sales price of the Company on NASDAQ on August 3, 1998 was $7.875 per share.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROPSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

         The date of this Prospectus is August 5, 1998


                       TABLE OF CONTENTS

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . 4

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . 7

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . 8

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . 9

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

INCORPORATION OF CERTAIN MATERIAL BY REFERENCE . . . . . . . . . . .10


                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Room 1400, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on NASDAQ. Information filed by the Company with NASDAQ may be inspected at the offices of NASDAQ at 1735 K Street, NW, Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of NASDAQ referred to above.

                          THE COMPANY
GENERAL

     Miller Building Systems, Inc. is the parent of Miller Building Systems of Indiana, Inc., Miller Building Systems of Pennsylvania, Inc., Miller Building Systems of Kansas, Inc., United Structures, Inc. and Miller Construction Services, Inc. All operations of Miller are conducted through its five wholly owned subsidaries which design, manufacture, market and service factory-built buildings. Miller has two product lines, Structures and Telecom. The factory-built buildings produced by Structures are modular and mobile buildings, which are generally movable and relocatable, and designed to meet the specialized needs of a wide variety of users. The Structures division has manufacturing facilities in Elkhart, Indiana; Leola, Pennsylvania; Sioux Falls, South Dakota; Bennington, Vermont and Burlington, Kansas. The Telecom division manufactures specialized buildings, which utilize modular construction techniques and pre-cast concrete technology, and are designed principally for customers in the telecommunications industry. Telecom's products are sold directly to the end user. Telecom has manufacturing facilities in Elkhart, Indiana; Leola, Pennsylvania; Burlington, Kansas and Binghamton, New York. Miller's Structures and Telecom products are sold throughout the United States. Miller Construction Services, Inc. provides complete turnkey services from site preparation, through setting and installation.

     The Company originally was organized as an Indiana corporation in November 1982 under the name of "Graylyon Corp." and then merged, effective April 1983, into a Delaware corporation named "Gray Lyon Company". In November 1986, the Company amended its Certificate of Incorporation to change its name to "Modular Technology, Inc." In November 1988, the Company again amended its Certificate of Incorporation to change its name to "Miller Building Systems, Inc." All references to the Company herein refer to Miller Building Systems, Inc., a Delaware corporation, and its predecessor Indiana corporation.

     The Company maintains its Executive Offices at 58120 County Road 3 South, Elkhart, Indiana 46517; telephone number (219) 295-1214. The Executive Office is the Company's principal operating office from which it manages and coordinates the activities of its wholly owned subsidiaries.

RECENT DEVELOPMENTS - ACQUISITION OF UNITED STRUCTURES, INC.

     On February 27, 1998, the Company executed a Stock Purchase Agreement ("Agreement") among the Company, and David Newman ("David" ) and Marc Newman ("Marc") (David and Marc are collectively referred to as, the Seller ), and related documents pursuant to which the Company acquired all of the issued and outstanding shares of capital stock of United Structures, Inc.("United"), a New York corporation. United is headquartered in Vestal, New York and manufactures lightweight telecommunications shelters. The Agreement replaced the agreement made and entered into on January 29, 1998, between the parties. Barry Newman executed the Agreement only with respect to the provisions (i) regarding confidentiality and (ii) containing covenant not to compete (the "Covenant Not to Compete"). The Covenant Not to Compete provides that David, Marc and Barry Newman will not compete with United's and the Company's business for a period of 5 years, except such individuals can lease telecommunication towers and construct modular structures for their own use and not for sale to third parties. The Agreement also provided for the continued employment of David Newman through June 27, 1998. The acquisition of United was effective as of January 1, 1998.

     The cash consideration portion of the Purchase Price paid by the Company to the Seller under the Agreement consisted of approximately $3,005,310, subject to a downward adjustment based on the difference between (a) the amount of receivables shown on United's balance sheet at December 31, 1997 and (b) the amount of these receivables actually collected by United between January 1, 1998 and August 31, 1998. The Company held back $125,000 of the cash consideration for purposes of such adjustment. The maximum amount of cash consideration payable to Seller by the Company on September 1, 1998 pursuant to such adjustment is $125,000.

     As additional consideration paid by the Company to Seller under the Agreement, Seller will receive an aggregate number of shares of the Company's common stock ("Seller Shares") based on pre-tax profits of United earned from January 1, 1998 to June 27, 1998 ("Pre-tax Profits"), calculated as follows:
(x) for Pre-tax Profits in excess of $100,000 and including up to $500,000, Seller will receive and aggregate of $10,000 in Seller Shares for each full $2,000 in Pre-tax Profits and (y) for Pre-tax Profits in excess of $500,000 and including up to $750,000, Seller will receive an aggregate of $2,000 in Seller Shares for each full $2,000 of Pre-tax Profits. The value of the Company's common stock to be paid to Seller will be based on the average closing price of the Company's common stock during the fifteen trading days prior to June 27, 1998, with a floor and a ceiling. The maximum value of the Company's common stock payable to Seller under the Agreement is $2,250,000. The Pre-tax Profits of United from January 1, 1998, to June 27, 1998, were $1,191,840.
This entitled the Seller to earn the maximum full amount of $2,250,000 in shares of the Company or a total of 227,082 shares at $9.9083 per share. The Company has agreed to register all of the Seller Shares for resale under the Securities Act of 1933 as soon as the Company is legally able to effect such registration. In the event that the Company has not so registered the Seller Shares by October 31, 1998, Seller may cause the Company to redeem the Seller Shares at a price equal to the aggregate value of such Seller Shares as originally delivered to Seller.

     The sources of funds for the acquisition were the earnings of the Company and the proceeds of a draw on the Company's existing line of credit with NBD Bank, N.A., a national banking association.


                          RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS OR STATEMENTS WHICH MAY BE DEEMED OR CONSTRUED TO BE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, BUSINESS OF THE COMPANY, AND RISK FACTORS. THE WORDS "ESTIMATE," "PROJECT," "INTEND," "EXPECT," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE AND ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING), ACHIEVEMENTS EXPRESSED OR
IMPLIED BY SUCH FORWARD-LOOKING STATEMENT. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company's growth strategy includes the possible acquisition of other companies in the business of designing, manufacturing, and selling factory-built structures for use as commercial modular buildings, mobile offices, and telecommunications shelters. The Company's acquisition strategy is primarily based on identifying and acquiring selected companies either with product lines within the Company's markets or that will enable the Company to enter new product categories more rapidly and cost-effectively. The Company's ability to accomplish its strategy will depend upon a number of factors including, among other things, the Company's ability to identify acceptable acquisition candidates, to consummate such acquisitions on terms favorable to the Company, to retain, hire and train professional management and sale personnel at each such acquired business and to promptly and profitably integrate the acquired operations into the Company's operations. Acquiring additional businesses may require additional capital and the consent of the Company's lenders and may have a significant impact on the Company's financial position and results of operations. Any such acquisitions may involve the issuance of additional debt or the issuance of one or more classes or series of the Company's equity securities, which could have a dilutive effect on the then outstanding Common Stock of the Company. Acquisitions could result in substantial amortization charges to the Company from the accumulation of goodwill and other intangible assets which could reduce reported earnings. In addition, although the Company will investigate the business operations and the assets of entities that it acquires, there may be liabilities that the Company fails or is unable to discover and for which the Company, as successor owner or operator, may be liable. There can be no assurance that the Company will be successful in accomplishing its acquisition strategy or that any acquired operations will be profitable or will be successfully integrated into the Company or that any such future acquisitions will not materially and adversely affect the Company's financial condition or results of operations. Opportunities for growth through acquisitions, future operating results and the success of acquisitions may be subject to the effects of, and changes in, U.S. and foreign trade and monetary policies, laws and regulations, political and economic developments, inflation rates, and the effect of taxes and operating conditions.

RISKS ASSOCIATED WITH THE UNITED STRUCTURES ACQUISITION
     In furtherance of the Company's growth strategy, the Company recently acquired all of the issued and outstanding shares of capital stock of United. United is headquartered in Vestal, New York and manufactures lightweight telecommunications shelters. The Company's future operating results will depend in part upon the continued profitably of United's operations. However, there is no assurance that United will continue to operate profitably. The failure of United to operate profitably could have a material adverse effect on the Company's financial position, results of operations and cash flows.

COMPETITION

     Competition in the factory-built building industry is intense. The Company competes with a number of entities, some which may have greater financial resources than the Company. To the extent that factory-built buildings become more widely accepted as an alternative to conventional on-site construction, competition from local contractors and manufacturers of other pre-engineered building systems may increase. In addition to competition from firms designing and constructing on-site buildings, the Company competes with numerous factory-built building manufacturers that operate in particular geographical regions. There can be no assurance that the Company will not encounter increased competition in the future which could limit the Company's ability to maintain or increase its market share and could adversely effect the Company's prices, gross margins, and overall operating results.

CUSTOMER CONCENTRATION

     The Company is highly dependent on a limited number of customers. For the fiscal years ended June 28, 1997, and June 29, 1996, the following customers represented 10% or more of net sales of the Company: In-Roads, Inc. represented 15% of the Company's net sales for the fiscal year ended June 28, 1997, and Transport International Pool, Inc. d/b/a GE Capital Modular Space, a division of General Electric Capital Corporation, represented 13% of the Company's net sales for the fiscal year ended June 29, 1996. The loss of, or any material reduction in, sales to any significant customer could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has not entered into any long-term contracts with any of its customers, nor is any customer obligated to order additional products from the Company. There can be no assurance that the Company will be able to retain existing customers or attract new customers.

SEASONALITY

     The Company's quarterly revenue historically has been highest in the first and fourth quarters with lower sales during the second and third fiscal quarters. This reflects the seasonality of sales for products used in various applications, including classrooms and other educational buildings, and also the impact of weather on general construction related activities. The Company's operating results may vary significantly from quarter to quarter due to a variety of factors including legislative and funding developments, changes in the Company's product and customer mix, the availability and cost of raw materials, the introduction of new products by the Company or its competitors, pricing pressures, general economic and industry conditions that affect customer demand, and other factors. The Company's results of operations for any quarter would be adversely affected if orders are not shipped in any quarter as anticipated.

DEPENDENCE ON KEY PERSONNEL

     The Company's long-term success and growth strategy depends on its senior management. The Company has entered into written employment agreements with many of its senior management personnel, however, each of the these key executive officers may voluntarily terminate his employment with the Company at any time. The loss of any member of the Company's senior management could have a material adverse effect on the Company.

POTENTIAL PRODUCT LIABILITY

     The Company is engaged in businesses that could result in possible claims for injury or damage resulting from its products. While no material claims have, to date, been made against the Company, no assurance can be given that claims will not arise in the future. A successful claim brought against the Company by a customer of the Company or a consumer and the adverse publicity that could accompany any harm caused to a consumer by a product manufactured by the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN RAW MATERIAL COSTS AND SUPPLY

     The Company purchases steel, wood, and other raw materials from various suppliers. While much materials are available from numerous sources, commodity raw materials are subject to fluctuations in price. Because such materials in the aggregate constitute significant components of the Company's cost of goods sold, such fluctuations could have a material adverse effect on the Company's results of operations. Although the Company historically has been able to pass on to its customers gradual increases in raw material prices, there can be no assurance that the Company will continue to be able to do so in the future. In addition, although there are numerous suppliers of raw materials to the Company's operations, the shift to a new supplier could result in delays or higher costs, which could adversely affect operating results.

DIVIDEND POLICY

     The Board of Directors of the Company ceased the payment of dividends in the third fiscal quarter of 1993. The Company does not anticipate paying dividends on its common stock in the foreseeable future.

                        USE OF PROCEEDS

     This Prospectus relates to the Shares being offered and sold for the account of the Selling Stockholders. This Prospectus also may be used, with the Company's prior written consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any proceeds from the sale of the Shares, but will pay expenses related to the registration of the Shares. See "Plan of Distribution."

                      SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each of the Selling Stockholders on the date hereof, the aggregate number of shares of Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus, and the aggregate number and percentage of shares of Common Stock that will be beneficially owned by each Selling Stockholder after completion of this offering (the "Offering"). However, because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, the exact number of Shares that each Selling Stockholder may retain upon completion of the Offering cannot be determined at this time.

     To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company except as set forth in the footnotes to the following table:

                  Number of Shares                         Number of Shares
                 Beneficially Owned                       Beneficially Owned
   Selling          Prior to the       Number of Shares          After
Stockholders          Offering          Being Offered       the Offering(1)

David Newman          193,020              193,020                 ---
 (2)(3)

Marc Newman (2)        34,062               34,062                 ---

(1) Assumes that all of the Shares will be sold, that no additional shares will be acquired and that no shares other than those offered will be sold.
(2)  Seller of interest in entity acquired by the Company.
(3) Employee of the Company or one of its subsidiaries (employment terminated June 27, 1998).

                      PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on NASDAQ, privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, or in transactions in which Shares may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory), or payable in such Shares (whether such securities are listed on national securities exchanges or otherwise) or pursuant to which such Shares may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus may be used, with the Company's prior written consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Persons engaged in the distribution of the Shares are restricted from engaging in certain market-making activities with respect to the Common Stock for the period specified by Regulation M of the Exchange Act.

     The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Shares specified in such supplement if any such Shares are purchased.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

                  DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital consists of 7,500,000 shares of common stock, $0.01 par value per share and 50,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"). None of the Preferred Stock is outstanding. As of June 27, 1998, there were 3,303,221 shares of common stock outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting for the election of directors, which means that the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. In any distribution of assets, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata the assets remaining after creditors and holders of the Preferred Stock, if any, have been paid in full. All of the outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock proposed to be offered pursuant hereto, upon payment therefor, will be fully paid and non-assessable. As of July 28, 1998, the Company estimates that there were approximately 1,300 stockholders of the Company's Common Stock. Of this total, approximately 130 were stockholders of record and shares for approximately 3,175,000 were held in street name. The Company did not pay cash dividends from fiscal 1994 through fiscal 1997 as the Board of Directors ceased the payment of dividends in the third fiscal quarter of 1993. The Company does not intend to pay cash dividends in the foreseeable future.

PREFERRED STOCK

     The Company may issue shares of its Preferred Stock in one or more series, with the number of shares, designations, dividend rights, dividend rate, conversion rights, voting rights, redemption rights, liquidation preferences and other terms to be determined by the Board of Directors, in its discretion, subject to applicable law, without further action by the stockholders. Thus, the Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect, among other things, the voting power of the holders of Common Stock and which could have the effect of deterring a takeover of the Company. The Board, however, does not intend to issue Preferred Stock which would have the effect of deterring takeovers.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed Harris Trust & Savings Bank as the Transfer Agent and Registrar for the Common Stock.

                         LEGAL MATTERS

     Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., Chicago, Illinois, which serves as the Company's general counsel. Jeffrey C. Rubenstein, a principal of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C. has served on the Board of Directors of the Company since April 1983 and, as of December 31, 1997, is the beneficial holder of 32,166 shares of the Company's Common Stock.

                            EXPERTS

     The consolidated balance sheets as of June 28, 1997 and June 29, 1996, and the consolidated statements of income, stockholders' equity and cash flows and financial statement schedule for the years ended June 28, 1997, June 29, 1996 and July 1, 1995, incorporated by reference herein, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP (Coopers & Lybrand L.L.P. prior to its July 1, 1998 merger with Price Waterhouse LLP), independent accountants, given on the authority of that firm as experts in accounting and auditing.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference, except as superseded or modified herein:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 28, 1997, filed with the Commission on September 22, 1997.

     (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 28, 1998, filed with the Commission on May 11, 1998.

     (c)  Current report of the Company on Form 8-K filed on February 13, 1998.

     (d)  Current report of the Company on Form 8-K/A-1 filed on March 13, 1998.

     (e)  Current report of the Company on Form 8-K/A-2 filed on April 14, 1998.

     (f)  Current report of the Company on Form 8-K/A-3 filed on May 28, 1998.

     (g) The description of the common stock set forth in the Company's Registration Statement on Form 8-A (File No. 0-14651) filed with the Commission on May 21, 1986, including any amendment or report filed for the purpose of updating such description.

     Additionally, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which is also or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Miller Building Systems, Inc. at the Company's principal executive office at 58120 County Road 3 South Elkhart, Indiana 46517 Telephone: (219) 295-1214.

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elkhart, Indiana, on August 5, 1998.

                                    MILLER BUILDING SYSTEMS, INC.

                                        By:   //Edward C. Craig//
                                        Edward C. Craig
                                        President and
                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on July 31, 1998.

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward C. Craig and Thomas J. Martini, and each of them, his attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      Signatures                                         Title


//Edward C. Craig//
Edward C. Craig                        President, Chief Executive Officer
                                                  and Director
                                          (Principal Executive Officer)


//Thomas J. Martini//
Thomas J. Martini                           Secretary and Treasurer
                                            (Principal Financial and
                                               Accounting Officer)

//David E. Downen//
David E. Downen                                      Director

//Steven F. Graver//
Steven F. Graver                                     Director

[signatures continued next page]


//William P. Hall/
William P. Hall                                      Director

//David H. Padden//
David H. Padden                                      Director

//Jeffrey C. Rubenstein//
Jeffrey C. Rubenstein                                Director



PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution (1)

     The following is a list of estimated expenses to be incurred by the Company in connection with the registration of the shares of Common Stock registered hereunder:

   SEC registration fee. . . . . . . . . .$   532
   Printing and engraving expenses. . . . .10,000
   Accounting fees and expenses. . . . . .  5,000
   Legal fees and expenses. . . . . . . . .10,000
   Miscellaneous. . . . . . . . . . . . . . 5,000
                          Total . . . . . $30,532

     All of the above items are estimates except for the SEC Registration Fee. The Company has agreed to bear those expenses listed above. Underwriting discounts and selling commissions attributable to the offering and sale of the shares are to be paid by the Selling Stockholders.

Item 15.  Indemnification of Directors and Officers

     The Company is a Delaware corporation.  Reference is made to Section 102(b)
(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including a director or officer, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in any action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or a present or former director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such person actually and reasonably incurred.

     The Company's Certificate of Incorporation limits the personal liability of directors to the fullest extent permitted by Delaware law. In addition, the Company's Certificate of Incorporation and By-laws provide that the Company shall, to the fullest extent permitted by Delaware law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all expenses, liabilities or other matters referred to or covered by Delaware law, which were reasonably incurred by such person. This indemnification is in addition to any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation, By-laws, any agreement or vote of shareholders or disinterested directors or otherwise.

     The Company's Certificate of Incorporation and By-laws also permit it to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law, the Certificate of Incorporation or By-laws would permit indemnification.

     The description of Delaware law is not intended to be complete. The description of the Company's Certificate of Incorporation and its By-laws is not intended to be complete and is respectively qualified in its entirety by such Certificate and By-laws.

Item 16.  Exhibits

     Exhibits are listed on the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 17.  Undertakings

     (A) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 of Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                          EXHIBIT INDEX


Exhibit
Number                   Exhibit Title

 2.1 Stock Purchase Agreement, dated February 27, 1998, by and between the Company, David Newman and Marc Newman. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K/A-1 filed March 13, 1998.

 4.1 Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Form 10-K for the period ended June 28, 1997).

 4.2 By-Laws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Form 10-K for the period ended June 28, 1997).

 5.1 Opinion of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C. concerning the legality of the securities being registered.


23.1                Consent of PricewaterhouseCoopers LLP


23.2 Consent of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C. (included in Exhibit 5.1)